Exhibit 10.4

EMPLOYMENT AGREEMENT

DATED MARCH 10, 2017

BETWEEN AND AMONG MICHAEL MACMILLAN,

WINNERS MERCHANTS INTERNATIONAL L.P. AND THE TJX COMPANIES, INC.

1.	EFFECTIVE DATE; TERM OF AGREEMENT	1

2.	SCOPE OF EMPLOYMENT	1

3.	COMPENSATION AND BENEFITS	2

4.	TERMINATION OF EMPLOYMENT; IN GENERAL	4

5.	BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT	4

6.	OTHER TERMINATION	7

7.	CHANGE OF CONTROL	8

8.	AGREEMENT NOT TO SOLICIT OR COMPETE	8

9.	ASSIGNMENT	12

10.	NOTICES	12

11.	WITHHOLDING; CERTAIN TAX MATTERS	12

12.	RELEASE	12

13.	GOVERNING LAW	13

14.	ARBITRATION	13

15.	TERMINATION OF EMPLOYMENT AND SEPARATION FROM SERVICE	14

16.	WAIVER	14

17.	ENTIRE AGREEMENT	15

MICHAEL MACMILLAN

EMPLOYMENT AGREEMENT

AGREEMENT dated March 10, 2017 between and among Michael MacMillan (“Executive”), Winners Merchants International L.P. (the “Company”), as employer, and The TJX Companies, Inc. (“Parent”).

RECITALS

The Company and Executive intend that Executive shall be employed by the Company on the terms set forth below and, to that end, deem it desirable and appropriate to enter into this Agreement.

AGREEMENT

The parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:

1. EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement shall become effective on March 26, 2017 (the “Effective Date”). Upon effectiveness of this Agreement on the Effective Date, the Employment Agreement between Parent and Executive dated as of January 31, 2014 (originally between Parent, NBC Attire, Inc. and Executive and assigned to Parent by letter agreement dated March 30, 2015, and as amended by the letter agreement dated January 27, 2017 by and among Parent, NBC Attire, Inc. and Executive) (the “Prior Employment Agreement”) shall terminate and be of no further force and effect. Prior to the Effective Date, the Prior Employment Agreement, as so assigned, shall remain in full force and effect; provided, that the parties hereto acknowledge that the execution of this Agreement shall constitute, for purposes of the first sentence of Section 5(b) of the Prior Employment Agreement, a mutual agreement by the parties to continue Executive’s employment beyond January 28, 2017. Subject to earlier termination as provided herein, Executive’s employment hereunder shall continue on the terms provided herein until February 1, 2020 (the “End Date”). The period of Executive’s employment by the Company from and after the Effective Date, whether under this Agreement or otherwise, is referred to in this Agreement as the “Employment Period.” This Agreement is intended to comply with the applicable requirements of Section 409A, to the extent applicable, and shall be construed accordingly.

2. SCOPE OF EMPLOYMENT.

(a) Nature of Services. Executive shall diligently perform such duties and responsibilities as shall from time to time be specified by the Company.

(b) Extent of Services. Except for illnesses and vacation periods, Executive shall devote such working time and attention as are required to perform his duties and responsibilities under this Agreement, and his best efforts to the performance of such duties and responsibilities, it being the mutual understanding of the Company and Executive as of the date hereof that Executive’s work schedule may vary; provided, that it does not interfere with Executive’s ability to perform his duties and responsibilities under this Agreement. Executive may (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) subject to approval by the Parent Board or a committee thereof (which approval shall not be unreasonably withheld or withdrawn), participate in charitable or community activities or in trade or professional organizations, (iii) subject to approval by the Parent Board or a committee thereof (which approval shall not be unreasonably withheld or withdrawn), hold directorships in other companies or enterprises, or (iv) engage in such other activities, not listed in (i), (ii) or (iii) above, as the Parent Board or a committee thereof may approve; provided, that the Parent Board or such committee shall have the right to limit such services as a director or such participation in charitable or community activities or in trade or professional organizations, or other activities approved pursuant to clause (iv), whenever the Parent Board or such committee shall believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.

3. COMPENSATION AND BENEFITS.

(a) Base Salary. Executive shall be paid a base salary at the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees. The rate at which Executive’s Base Salary shall be paid shall be CAD $1,418,280 per year or such other rate (not less than CAD $1,418,280 per year) as the Committee may determine in its discretion.

(b) Existing Awards. Reference is made to outstanding awards to Executive of stock options and of performance-based restricted stock made prior to the Effective Date under Parent’s Stock Incentive Plan (as it may be amended and including any successor, the “Stock Incentive Plan”), to the award opportunity granted to Executive for FYE 2017 under Parent’s Management Incentive Plan (“MIP”) and to award opportunities granted to Executive under Parent’s Long Range Performance Incentive Plan (“LRPIP”) for cycles beginning before the Effective Date. Each such award outstanding immediately prior to the Effective Date shall continue for such period or periods and in accordance with such terms as are set out in the applicable grant, award certificate, award agreement and other governing documents relating to such award. Awards described in this Section 3(b) shall not be affected by the terms of this Agreement, except as otherwise expressly provided herein, and shall not be considered as forming part of Executive’s compensation from employment in Canada for purposes of his employment law entitlements in Canada, including under the ESA.

(c) New Awards. During the Employment Period, Executive will be eligible to participate in awards under the Stock Incentive Plan, MIP and LRPIP at levels commensurate with his position and responsibilities and subject to such terms as shall be established by the Committee. With respect to Stock Incentive Plan awards described in Section 3(b) (Existing Awards) and this Section 3(c) (New Awards), Executive will be entitled to tender shares of Parent common stock not then subject to restrictions under any Parent plan, or to have shares of stock deliverable under the awards held back, subject to such rules and limitations as Parent may prescribe but not in excess of the maximum amount of withholding consistent with treating the awards as subject to equity award accounting.

(d) Retirement and Savings Programs; Health and Welfare Programs. Executive shall be entitled during the Employment Period to participate in the Company’s retirement and savings programs and health and welfare programs that are available to the Company’s salaried employees generally, and in the CESP, in each case in accordance with the terms thereof (including, for the avoidance of doubt and without limitation, the eligibility, amendment and termination provisions thereof). Notwithstanding the terms of the Company’s registered retirement savings plan, deferred profit sharing plan or the CESP, Executive shall receive credit, to the extent applicable, for his prior service with the Company, Parent and any of their respective Subsidiaries for purposes of the Company’s registered retirement savings plan, deferred profit sharing plan and the CESP. For the avoidance of doubt, Executive shall not be entitled during the Employment Period to earn or accrue any benefits under any retirement, savings or deferred compensation program, or any health or welfare program, as to which the Company is not a participating employer, including without limitation Parent’s General Savings/Profit Sharing Plan, its Retirement Plan, and its health and welfare programs maintained primarily for the benefit of U.S. employees, or, for the avoidance of doubt, Parent’s Executive Savings Plan (“ESP”) and its Supplemental Executive Retirement Plan (“SERP”); provided, that Executive will remain eligible for executive life insurance coverage to the extent provided by, and in accordance with, the terms of Parent’s executive life insurance program. Executive shall be entitled to receive health insurance coverage during the three (3)-month waiting period under the Ontario Health Insurance Plan (“OHIP”) that is substantially equivalent to the health insurance benefits provided through OHIP; provided, that in no event shall Executive be entitled to such coverage after April 30, 2017 and Executive shall be solely responsible for registering with OHIP and maintaining such coverage thereafter.

(e) Policies and Fringe Benefits. Executive shall be subject to the policies of Parent and/or the Company applicable to executives generally and shall be entitled to receive all such fringe benefits as shall from time to time be made available by Parent and/or the Company to executives generally (subject to the terms of any applicable fringe benefit plan), but without duplication of benefits.

(f) Expatriate Benefits. Executive shall be entitled to receive any remaining expatriate benefits to which he was entitled by reason of his prior U.K- and Canada-based assignments. For the avoidance of doubt, Executive shall be solely responsible for any and all relocation, immigration and tax costs relating to his relocation to Canada.

(g) Currency Conversion, etc.. Cash amounts payable to Executive from and after the Effective Date pursuant to the terms of this Agreement (including Exhibits) or awards referenced therein shall be paid in Canadian dollars, and any such amounts that by the terms of the applicable award (including any underlying plan) are denominated in, or that in the ordinary course of administration of the applicable program would be payable in, U.S. dollars shall be converted from U.S. dollars to Canadian dollars at the exchange rate in effect at the time of payment, all as determined by Parent; provided, that payments of vested benefits under Parent’s tax-qualified plans shall not be subject to conversion or payment in Canadian dollars under this Section 3(g).

(h) Other. The Company is entitled to terminate Executive’s employment notwithstanding the fact that Executive may lose entitlement to benefits under the arrangements described above. Upon termination of his employment, Executive shall have no claim against the Company or Parent for loss arising out of ineligibility to exercise any stock options granted to him or otherwise in relation to any of the stock options or other cash- or stock-based awards granted to Executive, and the rights of Executive shall be determined solely by the rules of the relevant award document and plan. Executive agrees that, subject to any requirements under the ESA, (i) no period of notice or payment in lieu of notice as provided herein or at common law shall extend Executive’s employment for the purpose of determining participation in or rights under the Stock Incentive Plan, MIP, LRPIP or any other compensation or benefit plans of the Company, Parent or any of their respective Subsidiaries, (ii) no awards under any such plans shall be made or earned (except to the extent specifically provided in the applicable plan or award) following the Date of Termination, and (iii) no compensation in lieu of participation in or rights under such plans shall be provided to Executive.

4. TERMINATION OF EMPLOYMENT; IN GENERAL.

(a) The Company shall have the right to end Executive’s employment at any time and for any reason, with or without Cause.

(b) Executive’s employment shall terminate upon written notice by the Company to Executive (or, if earlier, to the extent consistent with the requirements of Section 409A, to the extent applicable, upon the expiration of the twenty-nine (29)-month period commencing upon Executive’s absence from work) if Executive is Disabled. Any termination of employment pursuant to this Section 4(b) shall be treated for purposes of Section 5 and the definition of “Change of Control Termination” at subsection (g) of Exhibit A as a termination of employment by reason of Disability.

(c) Whenever his employment shall terminate, Executive shall resign (or, in the absence of an affirmative resignation, shall be deemed to have resigned) all offices or other positions he shall hold with the Company, Parent and any affiliates. For the avoidance of doubt, the Employment Period shall terminate upon the Date of Termination for any reason.

5. BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT.

(a) Certain Terminations Prior to the End Date. If the Employment Period shall have terminated prior to the End Date by reason of (I) death or Disability of Executive, (II) termination by the Company for any reason other than Cause or (III) a Constructive Termination, then, subject to the terms of this Agreement, including, without limitation, Section 8 and Exhibit D, all compensation and benefits for Executive shall be as provided for in this subsection (a), which payments are inclusive of any statutory or common law severance or other obligations owed to Executive. Executive expressly acknowledges that by entering into this Agreement he has waived any right to claim for constructive dismissal at common law.

(i) For a period of twenty-four (24) months after the Date of Termination (the “termination period”), the Company will pay to Executive or his legal representative, without reduction for compensation earned from other employment or self-employment, continued Base Salary at the rate in effect at termination of employment in accordance with its regular payroll practices for executive employees of the Company (but not less frequently than monthly); provided, that if Executive is a Specified Employee at the relevant time, the Base Salary that would otherwise be payable during the six-month period beginning on the Date of Termination shall instead be accumulated and paid, without interest, in a lump sum on the date that is six (6) months and one day after such date (or, if earlier, the date of Executive’s death). Notwithstanding anything in this Section 5(a)(i) to the contrary, if Executive is eligible for long-term disability compensation benefits under the Company’s long-term disability plan, the amount payable under this Section 5(a)(i) shall be paid at a rate equal to the excess of (a) the rate of Base Salary in effect at termination of employment, over (b) the long-term disability compensation benefits for which Executive is approved under such plan; provided, however, that Executive will not receive an amount that is less than twenty four (24) months’ Base Salary in the aggregate (taking into account any such long-term disability compensation benefits).

(ii) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, (A) any unpaid amounts to which Executive is entitled under MIP for the fiscal year of Parent ended immediately prior to the Date of Termination, plus (B) any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to the Date of Termination (taking into account any ESA Notice Period that follows the Date of Termination). These amounts will be paid at the same time as other awards for such prior year or cycle are paid.

(iii) For any MIP performance period in which Executive participates that begins before and ends after the Date of Termination, and at the same time as other MIP awards for such performance period are paid, but in no event later than by the 15th day of the third month following the close of the fiscal year to which such MIP award relates, the Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to (A) the MIP award, if any, that Executive would have earned and been paid had he continued in office through the end of such fiscal year, determined without regard to any adjustment for individual performance factors, multiplied by (B) a fraction, the numerator of which is three hundred and sixty-five (365) plus the number of days during such fiscal year prior to termination of employment (taking into account any ESA Notice Period that follows the Date of Termination), and the denominator of which is seven hundred and thirty (730); provided, however, that if the Employment Period shall have terminated by reason of Executive’s death or Disability, this clause (iv) shall not apply and Executive instead shall be entitled to the MIP benefit described in Section 5(a)(vii) below.

(iv) For each LRPIP cycle in which Executive participates that begins before and ends after the Date of Termination, and at the same time as other LRPIP awards for such cycle are paid, but in no event later than by the 15th day of the third month following the close of the last of Parent’s fiscal years in such cycle, the Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to (A) the LRPIP award, if any, that Executive would have earned and been paid had he continued in office through the end of such cycle, determined without regard to any adjustment for individual performance factors, multiplied by (B) a fraction, the numerator of which is the number of full months in such cycle (taking into account any ESA Notice Period that follows the Date of Termination) completed prior to termination of employment and the denominator of which is the number of full months in such cycle.

(v) In addition, Executive or his legal representative shall be entitled to the Stock Incentive Plan benefits described in Section 3(b) (Existing Awards) and Section 3(c) (New Awards), and to payment of his vested benefits, if any, under the plans described in Section 3(d) (Retirement and Savings Programs; Health and Welfare Programs) and under Parent’s U.S.-based retirement, savings and deferred compensation plans, including its General Savings/Profit Sharing Plan, its Retirement Plan, the ESP and the SERP, in each case in accordance with and subject to the terms of the applicable plan, program or arrangement.

(vi) If termination occurs by reason of Disability, Executive shall also be eligible to receive such compensation, if any, as is payable pursuant to the Company’s long-term disability plan. To avoid duplication of benefits, if for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under Section 5(a)(i) above, and if the sum of such payments for any period exceeds the payment for such period to which Executive is entitled under Section 5(a)(i) above (determined without regard to the last sentence thereof), he shall promptly pay such excess in reimbursement to the Company.

(vii) If termination occurs by reason of death or Disability, Executive shall also be entitled to an amount equal to Executive’s MIP Target Award for the fiscal year in which the Date of Termination occurs (or if MIP Target Awards for such fiscal year have not yet been granted as of the Date of Termination, Executive’s MIP Target Award for the prior fiscal year), without proration and based on Executive’s Base Salary rate in effect at termination and, in the case of a termination by reason of Disability, life insurance coverage to the extent provided by, and in accordance with, the terms of Parent’s executive life insurance program. This amount will be paid at the same time as other MIP awards for such performance period are paid.

(viii) Executive shall be entitled to continued participation in any retirement savings, employee benefit and fringe benefit plans of the Company in which he participates during any ESA Notice Period that follows the Date of Termination. In addition, Executive will receive continuation of any automobile allowance which shall be added to the amounts otherwise payable under Section 5(a)(i) above during the continuation of such coverage but not beyond the end of the termination period. Executive will also receive accrued, but unused vacation calculated through the end of any ESA Notice Period that follows the Date of Termination. Except as expressly set forth above or required by law, Executive shall not be entitled to continue participation in any retirement savings, employee benefit or fringe benefit plans following the Date of Termination; provided that Executive will remain eligible for life insurance coverage to the extent provided by, and in accordance with, the terms of Parent’s executive life insurance program.

(b) Termination on the End Date. Unless earlier terminated or except as otherwise mutually agreed by Executive and the Company, Executive’s employment with the Company shall terminate on the End Date. Unless Parent or the Company in connection with such termination on the End Date shall offer to Executive continued service in a position on reasonable terms, Executive shall be treated as having been terminated under Section 5(a)(i) on the day immediately preceding the End Date and shall be entitled to the compensation and benefits described in Section 5(a) in respect of such a termination, subject, for the avoidance of doubt, to the other provisions of this Agreement including, without limitation, Section 8 and Exhibit D. If Parent or the Company in connection with such termination offers to Executive continued service in a position on reasonable terms, and Executive declines such service, he agrees that his employment shall be treated for all purposes of this Agreement as having been terminated voluntarily on the End Date and he shall be entitled only to those benefits to which he would be entitled under Section 6(a) (Voluntary Termination of Employment). For purposes of the two preceding sentences, “service in a position on reasonable terms” shall mean service in a position comparable to the position in which Executive was serving immediately prior to the End Date, as reasonably determined by the Committee.

6. OTHER TERMINATION.

(a) Voluntary Termination of Employment. If Executive terminates his employment voluntarily, Executive or his legal representative shall be entitled (in each case in accordance with and subject to the terms of the applicable arrangement) to any Stock Incentive Plan benefits described in Section 3(b) (Existing Awards) or Section 3(c) (New Awards), including any benefits in connection with Special Service Retirement (as defined in the Stock Incentive Plan), and to any vested benefits under the plans described in Section 3(d) (Retirement and Savings Programs; Health and Welfare Programs) and under Parent’s U.S.-based retirement, savings or deferred compensation plans, including its General Savings/Profit Sharing Plan, its Retirement Plan, the ESP and the SERP. In addition, the Company will pay to Executive or his legal representative any unpaid amounts to which Executive is entitled under MIP for the fiscal year of Parent ended immediately prior to Executive’s termination of employment, plus any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination, in each case at the same time as other awards for such prior year or cycle are paid. No other benefits shall be paid under this Agreement upon a voluntary termination of employment.

(b) Termination for Cause. If the Company should end Executive’s employment for Cause, all compensation and benefits otherwise payable pursuant to this Agreement shall cease, other than (w) such vested amounts as are credited to Executive’s account (but not received) under the ESP and CESP; (x) any vested benefits to which Executive is entitled under Parent’s tax-qualified plans; (y) Stock Incentive Plan benefits, if any, to which Executive may be entitled under Sections 3(b) (Existing Awards) and 3(c) (New Awards); and (z) life insurance coverage to the extent provided by Parent’s executive life insurance program, in each case, in accordance with and subject to the terms of the applicable program or arrangement. The Company does not waive any rights it may have for damages or injunctive relief.

7. CHANGE OF CONTROL. Upon and following a Change of Control occurring during the Employment Period, (i) Executive’s employment under this Agreement shall continue indefinitely without regard to the End Date or Section 5(b), subject, however, to termination by either party or by reason of Executive’s death or Disability in accordance with the other provisions of this Agreement; and (ii) the provisions of Section 5 shall cease to apply in respect of any termination of employment described therein that occurs during the Standstill Period (but the provisions of Section C.1 of Exhibit C (including any reference to Section 5 therein) shall apply in respect of any such termination that qualifies as a Change of Control Termination). Additional provisions that may be relevant upon and following a Change of Control are found in Exhibit C.

8. AGREEMENT NOT TO SOLICIT OR COMPETE.

(a) During the Employment Period and for a period of twenty-four (24) months thereafter (the “Nonsolicitation Period”), Executive shall not, and shall not direct any other individual or entity to, directly or indirectly (including as a partner, shareholder, joint venturer or other investor) (i) hire, offer to hire, attempt to hire or assist in the hiring of, any protected person as an employee, director, consultant, advisor or other service provider, (ii) recommend any protected person for employment or other engagement with any person or entity other than Parent and its Subsidiaries, (iii) solicit for employment or other engagement any protected person, or seek to persuade, induce or encourage any protected person to discontinue employment or engagement with Parent or its Subsidiaries, or recommend to any protected person any employment or engagement other than with Parent or its Subsidiaries, (iv) accept services of any sort (whether for compensation or otherwise) from any protected person, or (v) participate with any other person or entity in any of the foregoing activities. Any individual or entity to which Executive provides services (as an employee, director, consultant, advisor or otherwise) or in which Executive is a shareholder, member, partner, joint venturer or investor, excluding interests in the common stock of any publicly traded corporation of one percent (1%) or less, and any individual or entity that is affiliated with any such individual or entity, shall, for purposes of the preceding sentence, be presumed to have acted at the direction of Executive with respect to any “protected person” who worked with Executive at any time during the six (6) months prior to termination of the Employment Period. A “protected person” is a person who at the time of termination of the Employment Period, or within six (6) months prior thereto, is or was employed by Parent or any of its Subsidiaries either in a position of Assistant Vice President or higher, or in a salaried position in any merchandising group. As to (I) each “protected person” to whom the foregoing applies, (II) each subcategory of “protected person,” as defined above, (III) each limitation on (A) employment or other engagement, (B) solicitation and (C) unsolicited acceptance of services, of each “protected person” and (IV) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) shall be deemed to be separate and independent agreements. In the event of unenforceability of any one or more such agreement(s), such unenforceable agreement(s) shall be deemed automatically reformed in order to allow for the greatest degree of enforceability authorized by law or, if no such reformation is possible, deleted from the provisions hereof entirely, and such reformation or deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.

(b) During the course of his employment, Executive will have learned vital trade secrets of Parent and its Subsidiaries and will have access to confidential and proprietary information and business plans of Parent and its Subsidiaries. Therefore, during the Employment Period and for a period of twenty-four (24) months thereafter (the “Noncompetition Period”), except as the Parent Board or a committee thereof shall have approved, Executive will not, directly or indirectly, be a shareholder, member, partner, joint venturer or investor (disregarding in this connection passive ownership for investment purposes of common stock representing one percent (1%) or less of the voting power or value of any publicly traded corporation) in, serve as a director or manager of, be engaged in any employment, consulting, or fees-for-services relationship or arrangement with, or advise with respect to the organization or conduct of, or any investment in, any “competitive business” as hereinafter defined or any Person that engages in any “competitive business” as hereinafter defined, nor shall Executive undertake any planning to engage in any such activities. The term “competitive business” (i) shall mean any business (however organized or conducted, including, without limitation, an on-line, “ecommerce” or other internet-based business) that competes with a business in which Parent or any of its Subsidiaries was engaged, or in which Parent or any Subsidiary was planning to engage, at any time during the 12-month period immediately preceding the date on which the Employment Period ends, and (ii) shall conclusively be presumed to include, but shall not be limited to, (A) any business designated as a competitive business in the Committee Resolution, including, without limitation, an on-line, “ecommerce” or other internet-based business of any such business, and (B) any other off-price, promotional, or warehouse-club-type retail business, however organized or conducted (including, without limitation, an on-line, “ecommerce” or other internet-based business), that sells apparel, footwear, home fashions, home furnishings, jewelry, accessories, or any other category of merchandise sold by Parent or any of its Subsidiaries at the termination of the Employment Period. For purposes of this subsection (b), a “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than Parent or its Subsidiaries, and reference to any Person (the “first Person”) shall be deemed to include any other Person that controls, is controlled by or is under common control with the first Person. If, at any time, pursuant to action of any court, administrative, arbitral or governmental body or other tribunal, the operation of any part of this subsection shall be determined to be unlawful or otherwise unenforceable, then the coverage of this subsection shall be deemed to be reformed and restricted as to substantive reach, duration, geographic scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable to the greatest extent possible in the particular jurisdiction in which such determination is made.

(c) Executive shall never use or disclose any confidential or proprietary information of Parent or its Subsidiaries other than as required by applicable law or during the Employment Period for the proper performance of Executive’s duties and responsibilities to Parent and its Subsidiaries. This restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination. All documents, records and files, in any media, relating to the business, present or otherwise, of Parent and its Subsidiaries and any copies (“Documents”), whether or not prepared by Executive, are the exclusive property of Parent and its Subsidiaries. Executive must diligently safeguard all Documents, and must surrender to the Company at such time or times as the Company may specify all Documents then in Executive’s possession or control. In addition, upon termination of employment for any reason other than the death of Executive, Executive shall immediately return all Documents, and shall execute a certificate representing and warranting that he has returned all such Documents in Executive’s possession or under his control. Executive cannot be held criminally or civilly liable under any federal, provincial or state law (including trade secret laws) for disclosing a trade secret or confidential information (i) in confidence to a federal, state, provincial or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if he unlawfully accesses trade secrets or confidential information by unauthorized means. Nothing in this Agreement (i) limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (ii) requires Executive to notify Parent or the Company about such communication.

(d) If, during the Employment Period or at any time following termination of the Employment Period, regardless of the reason for such termination, Executive breaches any provision of this Section 8, the Company’s obligation, if any, to pay benefits under Section 5 hereof shall forthwith cease and Executive shall immediately forfeit and disgorge to the Company, or in the case of any stock-based benefits to Parent, with interest at the prime rate in effect at Bank of America, or its successor, all of the following: (i) any benefits theretofore paid to Executive under Section 5; (ii) any unexercised stock options and stock appreciation rights held by Executive; (iii) if any other stock-based award vested in connection with or following termination of the Employment Period or at any time subsequent to such breach, the value of such stock-based award at time of vesting plus any additional gain realized on a subsequent sale or disposition of the award or the underlying stock; and (iv) in respect of each stock option or stock appreciation right exercised by Executive within six (6) months prior to any such breach or subsequent thereto and prior to the forfeiture and disgorgement required by this Section 8(d), the excess over the exercise price (or base value, in the case of a stock appreciation right) of the greater of (A) the fair market value at time of exercise of the shares of stock subject to the award, or (B) the number of shares of stock subject to such award multiplied by the per-share proceeds of any sale of such stock by Executive; provided, however, Executive will not be required to disgorge any payments made or benefits provided under the ESA.

(e) Executive shall notify Parent immediately upon securing employment or becoming self-employed at any time within the Noncompetition Period or the Nonsolicitation Period, and shall provide to Parent such details concerning such employment or self-employment as either of them may reasonably request in order to ensure compliance with the terms hereof.

(f) Executive hereby advises Parent and its Subsidiaries that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive under this Section 8, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, confidential information and other legitimate business interests of Parent and its Subsidiaries, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by them. Executive agrees that Executive will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. Executive also acknowledges and agrees that, were Executive to breach any of the provisions of this Section 8, the harm to Parent and its Subsidiaries would be irreparable. Executive therefore agrees that, in the event of such a breach or threatened breach, Parent and/or its Subsidiaries shall, in addition to any other remedies available to it and notwithstanding Section 14, have the right to preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with enforcing its rights hereunder. Executive further agrees that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Finally, Executive agrees that the Noncompetition Period and the Nonsolicitation Period shall be tolled, and shall not run, during any period of time in which Executive is in violation of any of the terms of this Section 8, in order that Parent and its Subsidiaries shall have the agreed-upon temporal protection recited herein.

(g) Executive agrees that if any of the restrictions in this Section 8 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective. Executive further agrees that the restrictions contained in each subsection of this Section 8 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

(h) Executive expressly consents to be bound by the provisions of this Agreement for the benefit of Parent and its Subsidiaries, and any successor or permitted assign to whose employ Executive may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer. Executive further agrees that no changes in the nature or scope of his employment with Parent and its Subsidiaries will operate to extinguish the terms and conditions set forth in Section 8, or otherwise require the parties to re-sign this Agreement.

(i) The provisions of this Section 8 shall survive the termination of the Employment Period and the termination of this Agreement, regardless of the reason or reasons therefor, and shall be binding on Executive regardless of any breach by Parent and/or its Subsidiaries of any other provision of this Agreement.

9. ASSIGNMENT. The rights and obligations of the Company and Parent shall inure to the benefit of and shall be binding upon their respective successors and assigns which, for the avoidance of doubt, for the Company shall include, but not be limited to, Parent. The rights and obligations of Executive are not assignable except only that stock issuable and awards and payments payable to him after his death shall be made to his estate except as otherwise provided by the applicable plan or award documentation, if any.

10. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company the same shall be mailed to the Company with a copy to Parent, in each case at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chairman of the Executive Compensation Committee, or other such address as the Company (with respect to the Company) or Parent (with respect to Parent) may hereafter designate by notice to Executive, with a copy to: TJX General Counsel at the same address; and if sent to Executive, the same shall be mailed to Executive at his address as set forth in the records of the Company or at such other address as Executive may hereafter designate by notice to the Company with a copy to Parent.

11. WITHHOLDING; CERTAIN TAX MATTERS. Anything to the contrary notwithstanding, (a) all payments required to be made by the Company or Parent hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company or Parent, as the case may be, may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) to the extent any payment hereunder that is payable by reason of termination of Executive’s employment constitutes “nonqualified deferred compensation” subject to Section 409A and would otherwise have been required to be paid during the six (6)-month period following such termination of employment, it shall instead (unless at the relevant time Executive is no longer a Specified Employee) be delayed and paid, without interest, in a lump sum on the date that is six (6) months and one day after Executive’s termination (or, if earlier, the date of Executive’s death) to the extent such payments would, if not so delayed, be subject to adverse tax treatment under Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Executive acknowledges that he has reviewed the provisions of this Agreement with his advisors and agrees that except for any benefit under any tax equalization policy or program maintained by Parent or the Company in which Executive participates, as any such policy or program may be amended and in effect from time to time, neither the Company nor Parent shall be liable to make Executive whole for any taxes that may become due or payable by reason of this Agreement or any payment, benefit or entitlement hereunder.

12. RELEASE. Except for payment of any accrued and unpaid Base Salary and those payments and benefits required under the ESA, and subject to such exceptions as the Company in its discretion may determine for the payment of other amounts accrued and vested prior to the Date of Termination, any obligation of the Company or Parent to provide compensation or benefits under Section 5, Section C.1 of Exhibit C of this Agreement, and (to the extent permitted by law) any vesting of unvested compensation or benefits in connection with or following Executive’s termination of employment, are expressly conditioned on Executive’s execution and delivery to the Company and Parent of an effective release of claims (in a form prescribed by Parent) as to which all applicable rights of revocation, as determined by Parent, shall have expired prior to the sixtieth (60th) calendar day following the Date of Termination (any such timely and irrevocable release, the “Release of Claims”); provided, that in the event of Executive’s death or incapacity where for unanticipated reasons it is not reasonably practicable for Executive or his representative to give an irrevocable Release of Claims within such period, the Committee shall consider an extension of the period for delivery of an irrevocable Release of Claims on a basis that in the Committee’s reasonable determination is consistent with Section 409A, to the extent applicable, and adequately protects the interests of the Company. Any compensation and benefits that are conditioned on the delivery of the Release of Claims under this Section 12 and that otherwise would have been payable prior to such sixtieth (60th) calendar day (determined, for the avoidance of doubt, after taking into account any other required delays in payment, including any six-month delay under Section 11) shall, if the Release of Claims is delivered, instead be paid on such sixtieth (60th) day, notwithstanding any provision of this Agreement regarding the time of such payments.

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles. Except as to any action to enforce a right described in Exhibit D to this Agreement or any cause of action with respect to which the parties hereto, or either of them, has a non-waivable right under Canadian law to invoke the jurisdiction of the courts in Canada (any such action, a “Canadian claim”), the parties shall submit to the exclusive jurisdiction of the United States District Court for the District of Massachusetts (or, if such jurisdiction is lacking, the courts of the Commonwealth of Massachusetts) with respect to any claim for injunctive or similar relief hereunder and with respect to the enforcement of any judgment upon an award determined pursuant to Section 14. With respect to any Canadian claim, the parties shall submit to the jurisdiction of the courts of Ontario and all courts competent to hear appeals therefrom.

14. ARBITRATION. Except as provided in Section 13 above, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, or otherwise arising out of or relating to Executive’s employment with, or compensation or benefits from, the Company or Parent, or the termination thereof, including any claim for discrimination under any local, state, federal or non-U.S. employment discrimination law (including, but not limited to, M.G.L. c.151B), and the parties hereto shall not have resolved such claim or dispute within sixty (60) days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall (except as otherwise provided in Section 8(f)) be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules & Procedures applicable at the time of commencement of the arbitration by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company, Parent or Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company or Parent, one selected by Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Judgment upon any award rendered by such arbitrator(s) shall be entered in any court having jurisdiction with respect thereto under Section 13, upon the application of either party.

15. TERMINATION OF EMPLOYMENT AND SEPARATION FROM SERVICE. All references in the Agreement to termination of employment, a termination of the Employment Period, or separation from service, and correlative terms, that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be construed to require a Separation from Service, and the Date of Termination in any such case shall be construed to mean the date of the Separation from Service.

16. WAIVER. The Parent Board or a committee thereof may waive any obligation of Executive under or restriction imposed upon Executive by the Agreement, but no such waiver shall be construed as a waiver of any other provision of the Agreement.

17. ENTIRE AGREEMENT. This Agreement, including Exhibits (which are hereby incorporated by reference), represents the entire agreement between the parties relating to the terms of Executive’s employment and supersedes all prior written or oral agreements, including, without limitation, the Prior Employment Agreement, between and among them.

/s/ Michael MacMillan
Executive

WINNERS MERCHANTS INTERNATIONAL L.P. by its General Partner WMI – 1 Holding Company

By:	/s/ Mary B. Reynolds

THE TJX COMPANIES, INC.

By:	/s/ Amy L. Fardella

EXHIBIT A

Certain Definitions

(a) “Base Salary” means, for any period, the amount described in Section 3(a).

(b) “Cause” means dishonesty by Executive in the performance of his duties, conviction of a felony or conviction of an indictable offense under the Criminal Code of Canada, (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company or Parent offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Company or the Parent Board), gross neglect of duties (other than as a result of Disability), conduct by Executive that would allow the Company to terminate his employment without having to pay ESA termination pay or severance pay, or a conflict of interest which conflict shall continue for thirty (30) days after the Company gives written notice to Executive requesting the cessation of such conflict.

In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the directors of the Parent Board at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of “Cause” above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of (A) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to his Base Salary for such period), (B) a determination by a majority of the directors of the Parent Board that Executive was not guilty of the conduct described in the definition of “Cause” effected in accordance with the foregoing procedures (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (C) ninety (90) days after notice of termination is given (in which case Executive shall then be reinstated and paid any of his previously unpaid Base Salary for such period). If Base Salary is withheld and then paid pursuant to clause (B) or (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest, calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company’s principal commercial bank. The Company shall exercise its discretion under this paragraph consistent with the requirements of Section 409A or the requirements for exemption from Section 409A, in each case, to the extent applicable.

(c) “CESP” means the Canadian Executive Savings Plan as modified by the Committee with respect to Executive’s participation therein in such manner as the Committee deems necessary or advisable to comply with Section 409A.

(d) “Change in Control Event” means a “change in control event” (as that term is defined in section 1.409A-3(i)(5) of the Treasury Regulations under Section 409A) with respect to the Company.

(e) “Change of Control” has the meaning given it in Exhibit B.

(f) “Change of Control Termination” means the termination of Executive’s employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death or Disability.

For purposes of this definition, termination for “good reason” shall mean the voluntary termination by Executive of his employment within one hundred and twenty (120) days after the occurrence without Executive’s express written consent of any one of the events described below, provided, that Executive gives notice to the Company within sixty (60) days of the first occurrence of any such event or condition, requesting that the pertinent event or condition described therein be remedied, and the situation remains unremedied upon expiration of the thirty (30)-day period commencing upon receipt by the Company of such notice:

(I)	the assignment to him of any duties inconsistent with his positions, duties, responsibilities, and status with the Company immediately prior to the Change of Control, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive’s employment by the Company for Cause or by Executive other than for good reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities; or

(II)	if Executive’s rate of Base Salary for any fiscal year is less than 100% of the rate of Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control or if Executive’s total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100% of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control; or

(III)	the failure of Parent or its Subsidiaries to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Change of Control unless Parent or its Subsidiaries provide Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by Parent or its Subsidiaries that would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control; or

(IV)	any purported termination of Executive’s employment by the Company for Cause during a Standstill Period which is not effected in compliance with paragraph (c) above; or

(V)	any relocation of Executive of more than forty (40) miles from the place where Executive was located at the time of the Change of Control; or

(VI)	any other breach by the Company of any provision of this Agreement; or

(VII)	Parent sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30% of the assets (taken at asset value as stated on the books of Parent determined in accordance with generally accepted accounting principles consistently applied) or earning power of Parent (on an individual basis) or Parent and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Executive Compensation Committee of the Parent Board.

(i) “Committee Resolution” means the designation of competitive businesses most recently adopted by the Committee at or prior to the date of execution of this Agreement for purposes of the restrictive covenants applicable to Executive, whether or not such designation also applies to other employees of the Company or Parent generally.

(j) “Company” means Winners Merchants International L.P.

(k) “Constructive Termination” means a termination of employment by Executive occurring within one hundred twenty (120) days of a requirement by the Company that Executive relocate, without his prior written consent, more than forty (40) miles from the business location where Executive is located in Canada as of the Effective Date, but only if (i) Executive shall have given to the Company notice of intent to terminate within sixty (60) days following notice to Executive of such required relocation and (ii) the Company shall have failed, within thirty (30) days thereafter, to withdraw its notice requiring Executive to relocate. For purposes of the preceding sentence, the one hundred twenty (120) day period shall commence upon the end of the thirty (30)-day cure period, if the Company fails to cure within such period.

(l) “Date of Termination” means the date on which Executive’s employment terminates.

(m) “Disabled”/“Disability” means the inability, due to illness, accident, injury, physical or mental incapacity or other disability of Executive, to carry out his duties and obligations to the Company for a period or periods aggregating at least 180 consecutive days during any 12 consecutive month period, as determined in the reasonable judgment of the Committee.

(n) “End Date” has the meaning set forth in Section 1 of the Agreement.

(o) “ESA” means the Employment Standards Act, Ontario, as amended.

(p) “ESA Notice Period” means the duration of the statutory notice period that applies to Executive under the ESA as at the Date of Termination.

(q) “ESP” has the meaning set forth in Section 3(d) of the Agreement.

(r) “LRPIP” has the meaning set forth in Section 3(b) of the Agreement.

(s) “MIP” has the meaning set forth in Section 3(b) of the Agreement.

(t) “Parent” means The TJX Companies, Inc.

(u) “Parent Board” means the Board of Directors of Parent.

(v) “Section 409A” means Section 409A of the Code.

(w) “Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of such Treasury Regulations. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Agreement.

(x) “Specified Employee” shall mean an individual determined by the Committee or its delegate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Agreement.

(y) “Standstill Period” means the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.

(z) “Stock Incentive Plan” has the meaning set forth in Section 3(b) of the Agreement.

(aa) “Subsidiary” means any corporation in which Parent or the Company, as applicable, owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

EXHIBIT B

Definition of “Change of Control”

“Change of Control” shall mean the occurrence of any one of the following events:

(a) there occurs a change of control of Parent of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K (as amended in 2004) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term “Person” hereunder or (ii) unless the Committee shall otherwise determine prior to such occurrence, if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or

(b) any Person other than Parent, any wholly-owned subsidiary of Parent, or any employee benefit plan of Parent or such a subsidiary becomes the owner of 20% or more of Parent’s Common Stock and thereafter individuals who were not directors of Parent prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Parent Board; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

(c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Parent Board and thereafter individuals who were not directors of Parent prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Parent Board; or

(d) Parent executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of Parent shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of Parent when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation (“Surviving Entity”) having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of Parent owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of Parent immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), a Change of Control shall not be deemed to have taken place unless and until the acquisition, merger, or consolidation contemplated by such agreement is consummated (but immediately prior to the consummation of such acquisition, merger, or consolidation, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

B-1

In addition, for purposes of this Exhibit B the following terms have the meanings set forth below:

“Common Stock” shall mean the then outstanding Common Stock of Parent plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Parent Board shall expressly so determine in any future transaction or transactions.

A Person shall be deemed to be the “owner” of any Common Stock:

(i) of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “Commission”) under the Exchange Act, as in effect on March 1, 1989; or

(ii) of which such Person would be the “beneficial owner” for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

(iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

“Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.

An “Executive Related Party” shall mean any affiliate or associate of Executive other than Parent or a majority-owned subsidiary of Parent. The terms “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term “registrant” in the definition of “associate” meaning, in this case, Parent).

B-2

EXHIBIT C

Change of Control Benefits

C.1. Benefits Upon a Change of Control Termination. Subject to the terms of this Agreement, including, without limitation, Section 8 and Exhibit D (in each case to the extent applicable after giving effect to Section C.5(a) and Section D.4.), Executive shall be entitled to the payments and benefits described in this Section C.1 in the event of a Change of Control Termination, which payments are inclusive of any statutory or common law obligations owed to Executive.

(a) The Company shall pay to Executive (1) as hereinafter provided, an amount equal to the sum of (A) two times his Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher, plus (B) two times the target award opportunity most recently granted to Executive prior to the Change of Control under MIP, which opportunity (if expressed as a percentage of Base Salary) shall be determined by reference to Executive’s Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher; plus (2) within thirty (30) days following the Change of Control Termination, the accrued and unpaid portion of his Base Salary through the Date of Termination, subject to the following. If Executive is eligible for long-term disability compensation benefits under the Company’s or Parent’s long-term disability plan, the amount payable under (1)(A) above shall be reduced by the annual long-term disability compensation benefit for which Executive is eligible under such plan for the two-year period over which the amount payable under (1)(A) above is measured. To avoid duplication of benefits, if for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company or Parent as well as payments under the first sentence of this subsection (a), and if the sum of such payments for any period exceeds the payment for such period to which Executive is entitled under the first sentence of this subsection (a) (determined without regard to the second sentence of this subsection (a)), Executive shall promptly pay such excess in reimbursement to the Company; provided, however, for the avoidance of doubt, that Executive will not receive an amount that is less than two times his Base Salary for one year as contemplated above. If the Change of Control Termination occurs in connection with a Change of Control that is also a Change in Control Event, the amount described under (1) above shall be paid in a lump sum on the date that is six (6) months and one day following the date of the Change of Control Termination (or, if earlier, the date of Executive’s death), unless Executive is not a Specified Employee on the relevant date, in which case the amount described under (1) above shall instead be paid thirty (30) days following the date of the Change of Control Termination. If the Change of Control Termination occurs more than two years after a Change in Control Event or in connection with a Change of Control that is not a Change in Control Event, the amount described under (1) above shall be paid, except as otherwise required by Section 11 of the Agreement, in the same manner as Base Salary continuation would have been paid in the case of a termination by the Company other than for Cause under Section 5(a).

(b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance and medical insurance plans and programs in which Executive was entitled to participate immediately prior to the Change of Control; provided, that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, or if the Company in its discretion determines that continued participation on such basis could give rise to a tax or penalty, the Company shall maintain participation in all such plans through any ESA Notice Period and then provide for a comparable alternative arrangement (which may consist of a cash payment) in lieu of continued coverage, any such arrangement, to the extent taxable to Executive, to be provided on a basis that to the extent possible consistent with the intent of this subsection (b) and with Section C.2 is tax neutral to Executive. Notwithstanding the foregoing, and subject to the ESA requirements having been satisfied, the Company’s obligations hereunder with respect to life or medical coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.

(c) On the date that is six (6) months and one day following the date of the Change of Control Termination (or, if earlier, the date of Executive’s death), the Company shall pay to Executive or his estate, in lieu of any automobile allowance, the present value of the automobile allowance (at the rate in effect prior to the Change of Control) it would have paid for the two years following the Change of Control Termination (or until the earlier date of Executive’s death, if Executive dies prior to the date of the payment under this Section C.1(c)); provided, that if the Change of Control is not a Change of Control Event, such amount shall instead be paid in the same manner as Executive’s automobile allowance would have been paid in the case of a termination by the Company other than for Cause under Section 5(a); and further provided, that if Executive is not a Specified Employee on the relevant date, any lump sum payable under this Section C.1(c) shall instead by paid within thirty (30) days following the Change of Control Termination.

C.2. Payment Adjustment. Payments under this Exhibit C shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”); provided, that if the total of all payments to or for the benefit of Executive, after reduction for all U.S. and Canadian federal taxes (including the excise tax under Section 4999 of the Code) with respect to such payments (“Executive’s total after-tax payments”), would be increased by the limitation or elimination of any payment under Section C.1. or Section C.3. of this Exhibit, or by an adjustment to the vesting of any equity-based or other awards that would otherwise vest on an accelerated basis in connection with the Change of Control, amounts payable under Section C.1. and Section C.3. of this Exhibit shall be reduced and the vesting of equity-based and other awards shall be adjusted to the extent, and only to the extent, necessary to maximize Executive’s total after-tax payments. Any reduction in payments or adjustment of vesting required by the preceding sentence shall be applied, first, against any benefits payable under Section C.1(a)(1) of this Exhibit, then against any benefits payable under Section C.3 of this Exhibit, then against the vesting of any performance-based restricted stock awards that would otherwise have vested in connection with the Change of Control, then against the vesting of any other equity-based awards, if any, that would otherwise have vested in connection with the Change of Control, and finally against all other payments, if any. The determination as to whether Executive’s payments and benefits include “excess parachute payments” and, if so, the amount and ordering of any reductions in payment required by the provisions of this Section C.2 shall be made at the Company’s expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the “accounting firm”). In the event of any underpayment or overpayment hereunder, as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith and in all events within thirty (30) days of such determination be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

C.3. Settlement of MIP and LRPIP. Upon the occurrence of a Change of Control, Executive’s interest in MIP and LRPIP shall be settled automatically by the payment to Executive, in a lump sum within thirty (30) days following the Change of Control, of an amount equal to the sum of Executive’s target award opportunities with respect to each award granted to Executive under MIP and LRPIP for the fiscal year (in the case of MIP), and any performance cycle (in the case of LRPIP), that begins before and ends after the date of the Change of Control; provided, that for purposes of this Section C.3, unless Executive has been granted new award opportunities under MIP for such fiscal year and under LRPIP for the performance cycle commencing with such fiscal year, Executive’s most recent target award opportunities under MIP and LRPIP shall be deemed to have been granted to Executive under MIP and LRPIP with respect to such fiscal year and such performance cycle, respectively.

C.4. Other Benefits. In addition to the amounts that may be payable under Sections C.1 or C.3 (but without duplication of any payments or benefits to which Executive may be entitled under any provision of this Agreement, and subject to Section C.2), upon and following a Change of Control Executive or his legal representative shall be entitled to: (i) his Stock Incentive Plan benefits, if any, under Section 3(b) (Existing Awards) and Section 3(c) (New Awards); and (ii) any unpaid amounts to which Executive is entitled under MIP with respect to any fiscal year completed prior to the Change of Control, or under LRPIP with respect to any performance cycle completed prior to the Change of Control; and (iii) the payment of his vested benefits under the plans described in Section 3(d) (Retirement and Savings Programs; Health and Welfare Programs) and any vested benefits under the CESP, in each case in accordance with and subject to the terms of the applicable plan, program or arrangement.

C.5. Noncompetition; No Mitigation of Damages; etc.

(a) Noncompetition. Upon a Change of Control, any agreement by Executive not to engage in competition with Parent and its Subsidiaries subsequent to the termination of his employment, whether contained in an employment agreement or other agreement, shall no longer be effective.

(b) No Duty to Mitigate Damages. Executive’s benefits under this Exhibit C shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

(c) Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees reasonably incurred by Executive in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for good reason (as defined in the definition of Change of Control Termination) or obtaining any right or benefit to which Executive is entitled under this Agreement following a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at Bank of America, or its successor, until paid in full. All payments and reimbursements under this Section shall be made consistent with the applicable requirements of Section 409A.

(d) Notice of Termination. During a Standstill Period, Executive’s employment may be terminated by the Company only upon thirty (30) days’ written notice to Executive.

(e) Continued Affiliation with Parent a Condition Precedent. The provisions of this Exhibit C shall not apply unless, at the time of the Change of Control, the Company is a Subsidiary of Parent or the Company has assigned this Agreement to Parent (or to another entity that at the time of the Change of Control is a Subsidiary of Parent) pursuant to Section 9.

EXHIBIT D

CANADIAN OBLIGATIONS AGREEMENT

This Exhibit D of the employment agreement (the “Agreement”) dated March 10, 2017 between Michael McMillan (“Executive”), Winners Merchants International L.P. (“Winners”) and The TJX Companies, Inc. constitutes part of the Agreement. Any initially capitalized term used in this Exhibit D and not defined herein shall have the same meaning as used in the Agreement. For the avoidance of doubt, the provisions of this Exhibit D are separate from and in addition to the provisions of Section 8 of the Agreement and shall not be construed as modifying such Section 8.

Executive’s undertakings under Section 8 of the Agreement shall remain in full force and effect (except as otherwise provided in Section C.5.), including, without limitation, as to geographic scope and duration, without regard to this Exhibit D. In the event Executive’s employment with Winners is terminated for any reason while Executive is employed under the Agreement, (i) the provisions of Exhibit D shall control with respect to remedies available to the Winners within Canada; and (ii) the provisions of Section 8 of the Agreement (including, without limitation, those set forth in Section 8(d) of the Agreement) shall control with respect to remedies available to Parent and its Subsidiaries outside of Canada.

1. Confidentiality, Winners’ Property and Good Will

(a) Nondisclosure and Nonuse of Confidential Information. All Confidential Information (as defined below), including but not limited to Confidential Information which Executive creates or to which Executive has access or has had access as a result of his prior or continuing employment and other associations with Winners is and shall remain the sole and exclusive property of Winners. Except as required for the proper performance of Executive’s assigned duties for Winners, as expressly authorized in writing in advance by Winners, or as required by applicable law, Executive will never, directly or indirectly, use or disclose any Confidential Information. This restriction shall apply during the term of Executive’s employment with Winners and will continue to apply after the termination of his employment for any reason. Executive will promptly notify Winners if he receives any subpoena or court order or becomes aware of any other legal process or requirement that requires him to disclose any Confidential Information, and will provide Winners a reasonable opportunity to seek protection of the Confidential Information prior to making any such disclosure. Nothing in this Exhibit D (i) limits, restricts or in any other way affects Executive’s right to communicate with any governmental agency or entity, or right to communicate with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (ii) requires Executive to notify Winners about such communication.

(b) Use and Return of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of Winners and any copies thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of Winners. Except as required for the proper performance of Executive’s assigned duties for Winners or as expressly authorized in writing in advance by Winners,

Executive will not copy or reproduce any Documents or remove any Documents, copies, excerpts or derivations thereof from the premises of Winners. Executive will safeguard, and return to Winners immediately upon termination of his employment, and at such other times as may be specified by Winners, all Documents and other property of Winners, and all documents, records and files of its customers, subcontractors, vendors and suppliers (“Third-Party Documents”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in his possession or control. Upon request of any duly authorized officer of Winners, Executive will also disclose all passwords necessary to enable Winners to obtain, or that would assist Winners in obtaining, access to the Documents and Third-Party Documents. Notwithstanding any of the foregoing, Executive understands that documents showing his compensation or benefits (e.g., pay stubs or benefit plan summaries) or the post-employment restrictions to which Executive is subject shall not be subject to the obligations contained in this Section 1(b); provided, however, Executive acknowledges that he is not permitted to share his compensation information with other employees of Winners, except to the extent any such information is publically disclosed by Winners or its affiliates.

(c) Good Will. Any and all good will with any of the customers, prospective customers, consultants, vendors, suppliers and other business counterparties of Winners, that Executive develops or that Executive has developed during his employment with Winners will be and has been the sole, exclusive and permanent property of Winners, and shall continue to be such after the termination of his employment, regardless of the reason, if any, for such termination.

2. Non-Competition and Other Restricted Activity

(a) Non-Competition. During Executive’s employment and through the date that is twelve (12) months after the Date of Termination, Executive will not (without the prior written consent of an expressly authorized officer of Winners), directly or indirectly, whether as an owner, partner, investor, consultant, agent, employee, co-venturer or otherwise and whether on his own behalf or on behalf of any other Person, within the Territory (as defined below), (a) compete with any business carried on by Winners (or in which Winners is planning to engage) or undertake any planning for any business which will compete with any business carried on by Winners (or in which Winners is planning to engage) in which Executive is or has been materially involved (or, in the case of new business in which Winners is planning to engage, in which Executive is or has been materially involved in planning or negotiating) on behalf of Winners during the Reference Period (as defined below); or (b) provide work or services or seek to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that competes with any business carried on by Winners (or in which Winners is planning to engage) in which Executive is or has been materially involved (or, in the case of new business in which Winners is planning to engage, in which Executive is or has been materially involved in planning or negotiating) on behalf of Winners at any time during the Reference Period which work or services are the same as or similar to those that he provides or provided to Winners during the Reference Period. Executive understands that the foregoing shall not prevent his passive ownership of one percent (1%) or less of the equity securities of any publicly traded company. For purposes of this Section 2(a) businesses that compete with Winners shall conclusively be presumed to include, but shall not be limited to, any business designated as a competitive business in the Committee Resolution, including, without limitation, an on-line, “ecommerce” or other internet-based business of any such business.

(b) Non-Solicitation of Employees and Other Providers. During Executive’s employment and through the date that is twelve (12) months after the Date of Termination, Executive will not, and will not directly or indirectly assist any Person to, (a) hire or solicit for hiring any employee of Winners or seek to persuade or induce any employee of Winners to discontinue employment with Winners, or (b) hire or engage any independent contractor providing exclusive services to Winners, or solicit, encourage or induce any independent contractor, vendor, supplier, or other Person providing products or services to Winners to terminate or diminish or otherwise harm its business relationship with Winners, notwithstanding that such vendor, supplier, or other Person providing products or services to Winners may have been introduced to Winners by Executive. For the purposes of this Exhibit D, an “employee” or “independent contractor” of Winners is any officer or consultant or senior or managerial employee of Winners employed or engaged by Winners who is known personally to Executive and with whom he has or did have, as part of his employment, significant or regular contact at any point during the Reference Period.

(c) Notice of New Address and Employment. During the restricted periods set forth in Sections 2(a) and (b) above, Executive shall notify Winners immediately upon securing employment or becoming self-employed, and shall provide to Winners such details concerning such employment or self-employment as it may reasonably request in order to ensure compliance with the terms of this Exhibit D. All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid to Winners at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chairman of the Executive Compensation Committee, or other such address as Winners may hereafter designate by notice to Executive, with a copy to: TJX General Counsel at the same address. Executive agrees to notify his new employer(s) of his obligations under this Exhibit D, and hereby consents to notification by Winners to his new employer(s) concerning Executive’s obligations under this Exhibit D.

(d) Acknowledgement of Reasonableness; Remedies. In signing this Exhibit D, Executive gives Winners assurance that he has carefully read and considered all the terms and conditions of this Exhibit D, including the restraints imposed on him hereunder. Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the customer good will, Confidential Information and other legitimate business interests of Winners, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent him from obtaining other suitable employment during the period in which Executive is bound by them. Executive further agrees that even though his responsibilities may change over time, these restrictions are still reasonable. Executive agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. Executive also acknowledges and agrees that, were he to breach any of the provisions of this Exhibit D, the harm to Winners would be irreparable. Executive therefore agrees that, in the event of such a breach or threatened breach, Winners shall, in addition to any other remedies available to it, including those contemplated herein and in the Agreement, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of legal fees incurred in connection with securing any relief hereunder. Executive further agrees that, in the event that any provision of this Exhibit D shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified, including by the deletion of any words, or reduced in application to permit its enforcement to the maximum extent permitted by law. Executive agrees that in the event a court of competent jurisdiction finds that Executive has violated Sections 2(a)-(c) herein, any time period set forth in those sections shall be tolled until such breach or violation has been cured. Executive also acknowledges and agrees that the covenants in Sections 2(a)-(c) hereof shall be construed as agreements independent of any other provision of this Exhibit D or any other agreement between Executive and Winners and the existence of any claim or cause of action by Executive against Winners shall not constitute a defense to the enforcement by Winners of such covenants.

3. Definitions

For purposes of this Exhibit D, the following definitions apply:

“Confidential Information” means any and all information of Winners, whether or not in writing, that is not generally known by others with whom Winners competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against Winners, including but not limited to (a) all proprietary information, including but not limited to computer software (including operating systems, applications and program listings), databases, technical data, business and/or marketing plans and arrangements, processes, know-how, information regarding any aspect of the Intellectual Property, and other information concerning the products and services of Winners, (b) development, research, market research, testing, marketing and financial activities and strategic plans, including but not limited to information regarding any existing or proposed acquisition, strategic alliance or joint venture, (c) the manner in which the Winners business operates, including but not limited to accounting and business methods, and Winners’ plans for the future, including but not limited to plans for its store brands, products, geographic markets, advertising and promotion; (d) information concerning Winners associates, including but not limited to the methods through which Winners identifies, hires, trains and compensates its associates, and associate compensation, contact information, performance and conduct; (e) information concerning Winners vendors and suppliers, including but not limited to the identity and special needs of such vendors and suppliers, the individuals at such vendors and suppliers with whom Winners has dealt and individual contact information, past purchases from such vendors and suppliers (including the amounts and types of goods purchased and the amount, timing and method of payment), plans or negotiations for future purchases, and methods of locating and qualifying vendors and suppliers; (f) the identity and special needs of customers, prospective customers and subcontractors, and (g) information concerning other people and organizations with whom Winners has or has had business relationships and the substance of those relationships. Intellectual Property (as defined below) is included in the definition of Confidential Information. To the extent Confidential Information is reduced to a writing, there is no requirement that any documents, information, materials or media be marked “Confidential Information” or bear any similar marking in order to fall within the definition of “Confidential Information”.

“Intellectual Property” means any and all inventions, discoveries, developments, improvements, enhancements, methods, processes, compositions, computer codes, works, concepts and ideas (whether or not patentable, copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive, whether alone or with others, during Executive’s employment by Winners that relate in any way to the business, operations or products of Winners, or to any prospective activity of Winners, or which make use of the Confidential Information or of facilities or equipment of Winners, including, without limitation, Winners’ computers, computer networks, data connections, and/or mobile devices; provided, however, that the term “Intellectual Property” shall not apply to any invention that Executive develops or developed on his own time, without using the equipment, supplies, facilities, Confidential Information or trade secret information of Winners, unless such invention (a) is or was related at the time of conception or reduction to practice of the invention to the business of Winners, or to the actual or demonstrably anticipated research or development of Winners or (b) results or resulted from any work performed by Executive for Winners.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization (including any business unit), other than Winners.

“Reference Period” means (i) during the course of Executive’s employment with Winners, the preceding twelve (12) calendar months; or (ii) after the Date of Termination, the twelve (12) calendar months immediately preceding the Date of Termination.

“Territory” means Canada.

4. Other

If Executive secures employment, provides consulting services or otherwise engages in any activity at any time during the last twelve (12) months of the termination period (i.e., during months thirteen (13) through twenty-four (24) following the Date of Termination) that would have been in violation of his obligations under Section 2(a) of this Exhibit D had such employment or other activity taken place during the twelve (12)-month period after the Date of Termination, Executive’s entitlement to any remaining payments set forth in Section 5 of this Agreement shall immediately cease, except to the extent required by the ESA. For the avoidance of doubt, this Section 4 shall not be applicable following a Change of Control.

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